Exhibit 5

November 13, 2009

Rentrak Corporation

One Airport Center

7700 NE Ambassador Place

Portland, Oregon 97220

Subject:	Registration Statement on Form S-8 relating to the Amended and Restated 2005 Stock Incentive Plan

Ladies and Gentlemen:

We are acting as counsel for Rentrak Corporation, an Oregon corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), an additional 1,000,000 shares of the Company's Common Stock, par value $0.001 per share ("the "Shares"), issuable under the Company's Amended and Restated 2005 Stock Incentive Plan (the "Plan"), together with options and other rights relating thereto. We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

We are admitted to the practice of law in the state of Oregon and the foregoing opinion is limited to the laws of that state.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and any amendments. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Miller Nash LLP

MILLER NASH LLP